Exhibit 3.1

Sec. 180.1006 Wis. Stats.	State of Wisconsin DEPARTMENT OF FINANCIAL INSTITUTIONS Division of Corporate & Consumer Services

ARTICLES OF AMENDMENT – STOCK, FOR-PROFIT CORPORATION

A. The present corporate name (prior to any change effected by this amendment) is:

Nicolet Bankshares, Inc.

(Enter Corporate Name)

Text of Amendment (Refer to the existing articles of incorporation and the instructions on the reverse of this form. Determine those items to be changed and set forth the number identifying the paragraph in the articles of incorporation being changed and how the amended paragraph is to read.)

RESOLVED, THAT the articles of incorporation be amended as follows:

Deleting the current Article IX in its entirety and inserting in lieu thereof a new Article IX as follow:

IX. MERGERS

The approval of: (i) any merger or share exchange of the Corporation with and into any other corporation for which the approval of the Corporation’s shareholders is required pursuant to the Wisconsin Business Corporation Law, or (ii) any sale, lease, exchange or other disposition of substantially all of the assets of the Corporation to any other corporation, person or other entity for which the approval of the Corporation’s shareholders is required pursuant to the Wisconsin Business Corporation Law, shall require either:

(1) the affirmative vote of two-thirds (2/3) of the directors of the Corporation then in office and the affirmative vote of a majority of the issued and outstanding shares of the Corporation entitled to vote on the transaction under the provisions of the Wisconsin Business Corporation Law; or

(2) the affirmative vote of a majority of the directors of the Corporation then in office and the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote on the transaction under the provisions of the Wisconsin Business Corporation Law.

FILING FEE - $40.00 See instructions, suggestions and procedures on following pages.

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B. Amendment(s) adopted on	June 18, 2013

(Indicate the method of adoption by checking (X) the appropriate choice below.)

☐ In accordance with sec. 180.1002, Wis. Stats. (By the Board of Directors)
OR
☒ In accordance with sec. 180.1003, Wis. Stats. (By the Board of Directors and Shareholders)
OR
☐ In accordance with sec. 180.1005, Wis. Stats. (By Incorporators or Board of Directors, before issuance of shares)

C. Executed on	July 17, 2013	/s/ Robert Atwell
	(Date)	(Signature)

Title: ☒President ☐Secretary
or other officer title	Robert Atwell
(Printed name)

This document was drafted by	Patrick S. Murphy - Godfrey & Kahn, S.C.
(Name the individual who drafted the document)

INSTRUCTIONS (Ref. sec. 180.1006 Wis. Stats. for document content)

Submit one original and one exact copy to Dept. of Financial Institutions, P O Box 7846, Madison WI, 53707-7846, together with a FILING FEE of $40.00 payable to the department. Filing fee is non-refundable. (If sent by Express or Priority U.S. mail, address to 201 W. Washington Ave., Suite 300, Madison WI, 53703). The original must include an original manual signature, per sec. 180.0120(3)(c), Wis. Stats. NOTICE: This form may be used to accomplish a filing required or permitted by statute to be made with the department. Information requested may be used for secondary purposes. If you have any questions, please contact the Division of Corporate & Consumer Services at 608-261-7577. Hearing-impaired may call 608-266-8818 for TDY.

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ARTICLES OF AMENDMENT – Stock, For-Profit Corporation

Godfrey & Kahn, S.C. 780 N. Water Street Milwaukee, Wisconsin 53202

▲	Your return address and phone number during the day:	(414) 287-9222

INSTRUCTIONS (Continued)

A.
State the name of the corporation (before any change effected by this amendment) and the text of the amendment(s). The text should recite the resolution adopted (e.g., “Resolved, that Article 1 of the articles of incorporation be amended to read: …… (enter the amended article). If an amendment provides for an exchange, reclassification or cancellation of issued shares, state the provisions for implementing the amendment if not contained in the amendment itself.

B.
Enter the date of adoption of the amendment(s). If there is more than one amendment, identify the date of adoption of each. Mark (X) one of the three choices to indicate the method of adoption of the amendment(s).

By Board of Directors – Refer to sec. 180.1002 for specific information on the character of amendments that may be adopted by the Board of Directors without shareholder action.

By Board of Directors and Shareholders – Amendments proposed by the Board of Directors and adopted by shareholder approval. Voting requirements differ with circumstances and provisions in the articles of incorporation. See sec. 180.1003, Wis. Stats., for specific information.

By Incorporators or Board of Directors – Before issuance of shares – See sec. 180.1005, Wis. Stats., for conditions attached to the adoption of an amendment approved by a vote or consent of less than 2/3rds of the shares subscribed for.

C.
Enter the date of execution and the name and title of the person signing the document. The document must be signed by one of the following: An officer of the corporation (or incorporator if directors have not been elected), or a court-appointed receiver, trustee or fiduciary. A director is not empowered to sign.

If the document is executed in Wisconsin, sec, 182.01(3) provides that it shall not be filed unless the name of the person (individual) who drafted it is printed, typewritten or stamped thereon in a legible manner. If the document is not executed in Wisconsin, enter that remark.

FILING FEE - $40.00.

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